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                                   EXHIBIT 4.2

                                    AMENDMENT
                                       OF
                                RIGHTS AGREEMENT


THIS AMENDMENT of the Rights Agreement dated December 15, 1995 (herein "Amendment"), is made as of May 1, 2000, by and between EXAR Corporation, a corporation incorporated under the laws of the State of Delaware, having its principal office at 48720 Kato Road, Fremont, California 94538 (herein "Company"), and Fleet National Bank (f/k/a Bank Boston, N.A., f/k/a The First National Bank of Boston), a National Banking Association (herein "Rights Agent"). This Amendment is pursuant to Section 27, Supplements and Amendments, of the Rights Agreement dated December 15, 1995, by and between the Company and Rights Agent (herein "Rights Agreement"), which permits the parties to modify its terms by a written document signed by both parties.

WHEREAS, the Company entered into a Rights Agreement with the Rights Agent whereunder the Company issued to holders of its common stock a dividend of rights (the "Rights") to purchase shares of a newly established and designated series of Preferred Shares as set forth in the Rights Agreement;

WHEREAS, the initial exercise price of the Rights under the Rights Agreement is $79.00 (after giving effect to the 3-for-2 stock split on February 15, 2000) per Right; and

WHEREAS, after consultation with the Company's legal counsel, Cooley Godward LLP, and independent financial advisor, Banc of America Securities LLC, the Board of Directors deems it desirable and in the best interests of the Company and its stockholders that the exercise price of the Rights Agreement be amended.

IN CONSIDERATION of the mutual promises exchanged, the parties agree as follows:

1.       GENERAL

Except as otherwise provided in this Amendment, the contractual relationship of the parties will continue to be governed by the terms and conditions of the Rights Agreement. This Amendment shall not be construed as a modification of any provision of the Rights Agreement unless such provision, or portion thereof, is expressly modified herein.

2.       CERTAIN DEFINITIONS

The Company and Rights Agent hereby agree to delete Sections 1(d) and (f) in their entirety and replace them with the following:

         "(d) "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close."

         "(f) "Close of Business" on any given date shall mean 5:00 P.M., Eastern time, on such date; PROVIDED, HOWEVER, that if such date is not a Business Day it shall mean 5:00 P.M., Eastern time, on the next succeeding Business Day."

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3.       APPOINTMENT OF RIGHTS AGENT

         The Company and Rights Agent hereby agree to delete the last sentence in Section 2 in its entirety and replace it with the two (2) following sentences:

                  "The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent."

4.       EXERCISE OF RIGHTS; PURCHASE PRICE; EXPIRATION DATE OF RIGHTS

The Company and Rights Agent hereby agree to delete Section 7(b) in its entirety and replace it with the following:

         "(b) the Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall initially be $375.00 (after giving effect to the 3-for-2 stock split on February 15, 2000), shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

5.       NOTICES

         The address noted for the Rights Agent shall be deleted and replaced with the following:

         "Fleet National Bank
         c/o EquiServe Limited Partnership
                  150 Royall Street
                  Canton, Massachusetts  02021
                  Attention:  Client Administrator"


IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written, in counterparts, each of which shall be considered an original, but all of which together shall constitute one instrument.

       EXAR CORPORATION            FLEET NATIONAL BANK (F/K/A BANK
                                   BOSTON, N.A., F/K/A THE FIRST NATIONAL BANK
                                   OF BOSTON)

By:                            By:
   ------------------------       -----------------------
Executive Vice President
Title:   and CFO             Title:
      ---------------------        ----------------------

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